Exhibit 23.16

Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement on Form S-3 pertaining to Vital Energy, Inc. of our report dated December 22, 2023, with respect to the combined balance sheets as of December 31, 2022 and 2021 and the related combined statements of operations, changes in members’ equity, and cash flows for the year ended December 31, 2022 and for the period from January 22, 2021 (Commencement) through December 31, 2021, and the related notes to the combined financial statements of PEP HPP Dropkick SPV LLC, PEP PEOF Dropkick SPV, LLC, HPP Acorn SPV LLC, and PEP HPP Jubilee SPV LLC included on that Current Report on Form 8-K/A of Vital Energy, Inc. dated February 14, 2024. We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ Weaver and Tidwell, L.L.P.
WEAVER AND TIDWELL, L.L.P.

Midland, Texas

February 14, 2024